Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
IRIS International, Inc.
Los Angeles, CA
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 15, 2010, relating to the consolidated financial statements and financial statement schedule of IRIS International, Inc. and the effectiveness of IRIS International, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and our report dated October 12, 2010 relating to the financial statements of AlliedPath, Inc. appearing on Form 8-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, LLP
BDO USA, LLP
Los Angeles, California
November 22, 2010